Exhibit 10.3

PROPERTY MANAGEMENT AND ACQUISITION SERVICES AGREEMENT

This Property Management and Acquisition Services Agreement (the “Agreement”) is made and entered into as of December 19, 2012 (the “Effective Date”), by and between Silver Bay Property Corp., a Delaware corporation (“Manager”) and Silver Bay Operating Partnership, L.P., a Delaware limited partnership (“Parent”) (each sometimes referred to as a “Party” and, collectively, the “Parties”) with reference to the following:

RECITALS

A.                                    Parent, through certain of its current and future Affiliates (each, an “Owner” and collectively referred to herein as “Owner”), is the indirect owner of the portfolio of single-family residential properties.  Parent and Owner intend to supplement such portfolio by acquiring additional single-family or other residential properties within such metropolitan areas as may be designated from time-to-time by Parent (together, the “Geographic Areas”).

B.                                    Manager is engaged in the business of acquiring, leasing and managing single-family and other residences located in the Geographic Areas.

C.                                    Manager may enter into third-party acquisition and property management service agreements to carry out its duties and responsibilities set forth below.

D.                                    Upon the terms and conditions set forth below, Parent desires to retain the services of Manager to:  (i) identify, evaluate and purchase single-family and other residential properties located in the Geographic Areas on behalf of Parent and Owner; and (ii) operate, maintain, repair, manage and lease the Properties (as defined herein) on behalf of Parent and Owner.

E.                                     The properties owned by Parent or Owner as of the Effective Date, together with any properties evaluated or acquired pursuant to this Agreement or made subject to this Agreement pursuant to an Acquisition Notice (as defined below) are collectively referred to as the “Properties” and individually as a “Property.”

F.                                      Manager intends to identify properties for potential purchase on behalf of Parent and Owner in the Geographic Areas through multiple channels including: foreclosure auctions (“Auction Properties”); negotiated purchases, including short sale and other public listings (together, “MLS Properties”); and portfolio sales (“Bulk Properties”).

G.                                    Unless the context otherwise specifies or requires, the Parties intend that capitalized terms used in this Agreement shall have the meanings set forth herein and on Exhibit A.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent and Manager agree as follows:

1.                                      APPOINTMENT; PROFESSIONAL MANAGEMENT STANDARDS.

1.1                               Engagement.  Parent hereby engages Manager to be the manager of the Properties, and Manager hereby accepts the engagement, on the terms and conditions set forth herein.  Parent also engages Manager as Parent’s and Owner’s non-exclusive representative to assist Parent and Owner in identifying, evaluating and acquiring single-family and other properties located in the Geographic Areas as provided in this Agreement, and Manager accepts the engagement.

1.2                               Manager Status.  It is expressly understood and agreed by the Parties that Manager is an independent contractor performing services for Owner or Parent and shall not be deemed to be a joint venturer, partner or employee of Owner or Parent.  In the performance of its duties hereunder, Manager shall act solely as an independent contractor of Parent but only to the extent expressly set forth herein.  Parent and Manager agree that the limited agency expressly granted herein is terminable in accordance with the provisions of this Agreement.  Notwithstanding any such agency, except as may be explicitly contemplated in this Agreement, Manager shall not pledge Owner’s or Parent’s credit or incur any liabilities or obligations in Parent’s or Owner’s name without Parent’s or Owner’s prior written consent, which Parent or Owner may withhold or grant in Parent or Owner’s sole discretion.

1.3                               Standards.  Manager will perform the Services required by Manager to be performed under this Agreement (the “Services”) in conformance with the following standards (the “Standards”) (a) in accordance with commercially reasonable professional standards, (b) in compliance with all Legal Requirements; (c) using skill, good judgment, good faith and commercially reasonable efforts; and (d) in accordance with those standards and instructions that Parent may issue from time to time regarding the Properties, except to the extent prohibited by Legal Requirements.  Parent acknowledges and agrees that Manager may subcontract with third parties to perform all or any part of the Services, provided that no such subcontract shall relieve Manager of any of its obligations hereunder.

1.4                               REIT Compliance.  Manager acknowledges that Silver Bay Realty Trust Corp. (“Silver Bay Trust”), which owns a majority interest in Parent, intends to qualify as a “real estate investment trust” (a “REIT”) within the meaning of Section 856(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  As such, Silver Bay Trust will be required to derive specified percentages of its gross income from, among other things, “rents from interests in real property” and “charges for services customarily furnished or rendered in connection with the rental of real property, whether or not such charges are separately stated,” in the Geographic Areas (“Customary Services”).  In addition, Silver Bay Trust must not derive more than a de minimis amount of “impermissible tenant service income” (“Impermissible Income”) within the meaning of Section 856(d)(2)(C) and 857(d)(7) of the Code.  Impermissible Income generally includes any amount received or accrued by the REIT for services rendered or to be rendered to the tenants of its real property.  However, for this purpose a REIT is not deemed to be providing services if (i) the services are provided through either an “independent contractor” (within the meaning of Section 856(d)(3) of the Code) from whom the REIT does not derive or receive any income or a “taxable REIT subsidiary” (“TRS”) of the REIT and (ii) the cost of such services are borne by the independent contractor or the TRS rather than the REIT, a separate charge is received and retained by the independent contractor or the TRS and the independent contractor or the TRS is adequately compensated for its services.  It is intended that Manager is an “independent contractor” of Silver Bay Trust and shall provide only Customary Services unless otherwise approved by Parent.  Manager shall consult with Parent as to which services Manager may perform for tenants from time to time.  Any services other than Customary Services may only be performed by Manager in such manner as will not cause Silver Bay Trust to realize Impermissible Income.  In that regard and notwithstanding anything to the contrary herein, Manager shall not be reimbursed for the costs incurred in performing any non-Customary Services, but shall charge a separate amount for such services and retain all amounts derived from the performance of such non-Customary Services.

2.                                      TERM.

2.1                               Initial Term.  The initial term of this Agreement shall commence on the Effective Date and end on the one year anniversary of the Effective Date (the “Term”).

2.2                               Renewal.  Following the initial Term and each Renewal Term (as defined below), this Agreement shall automatically and without further action by either Party be extended for an additional one (1) year period (each a “Renewal Term”).

2.3                               Early Termination.  Notwithstanding the foregoing, this Agreement may be terminated as provided in Section 12.

3.                                      PROPERTIES.

3.1                               Properties Acquired Pursuant to this Agreement.  Properties that Manager assists Owner to acquire pursuant to this Agreement shall automatically become subject to this Agreement on the date when acquired by Owner.

3.2                               Other Future Properties Acquired by Owner.  From time to time hereafter, Parent and Owner shall have the right at their sole option to cause additional single-family and other residential properties located within one or more Geographic Areas that are acquired by Owner but not acquired pursuant to this Agreement to become Properties that are subject to the terms of this Agreement by notice to Manager (an “Acquisition Notice”).

4.                                      MANAGER’S RESPONSIBILITIES — PROPERTY MANAGEMENT.

4.1                               Management and Maintenance.  Manager shall maintain and manage the Properties in conformance with the Standards.

4.2                               Leasing.  Manager shall use commercially reasonable efforts to keep the Properties leased.

4.2.1                                 Lease and Leasing Forms.  Manager shall lease the Properties using a lease form deemed appropriate by Manager (each, a “Lease Form”), which may include any lease form conforming to the Association of Realtors Residential Real Estate Lease Form for the state in which the Qualified Property is located.

4.2.2                                 Lease Parameters.  Manager shall screen prospective tenants and negotiate leases for the Properties in a commercially reasonable manner.

4.2.3                                 Authority.  Subject to the terms of this Agreement, Manager is authorized to enter into Leases with Tenants on behalf of Owner or Parent.

4.3                               Marketing.

4.3.1                                 Advertising.  Manager shall use commercially reasonable efforts and advertising to attract, procure and retain Tenants at each of the Properties.  If Manager elects to advertise one or more of the Properties through a multiple listing service, Parent authorizes Manager to install and use a lockbox on the Property containing the key to the Property.

4.3.2                                 Cooperation.  Manager shall cooperate with outside brokers and agents in securing Tenants for the Properties.

4.4                               Legal Proceedings and Legal Counsel.  Manager may file unlawful detainer actions and actions to recover rent, late charges, insufficient fund charges and other amounts payable by a Tenant.  Manager may file other actions as directed by Parent.

4.5                               Government Approvals/Rental Taxes.  Manager shall timely secure such individual tax or business licenses in the name of Owner or Parent as may be required for the rental of the Properties and shall register each Property with appropriate governmental authorities as a rental property to the extent required by Legal Requirements in the applicable Geographic Areas.  Manager will make such filings and timely pay such taxes and fees and submit monthly sales tax forms with the appropriate governmental agency.

4.6                               Cooperation With Financing and Sales Efforts.  Manager and its Employees shall cooperate with and provide commercially reasonable transaction support to Owner and Parent in connection with the financing, sale, or any other transfer or disposition of any or all of the Properties.

4.7                               Accounts.

4.7.1                                 Trust Deposit Account.  Subject to applicable local law, all funds received by Manager as a refundable security deposit (the “Security Deposits”) in connection with Leases shall be placed in trust for Parent’s or Owner’s benefit into an account at a financial institution whose deposits are insured by the Federal Deposit Insurance Corporation (the “FDIC”) and in a manner to indicate the custodial nature of such account (the “Trust Deposit Account”).

4.7.2                                 Trust Operating Account.  Subject to applicable local law, except for Security Deposits as provided above in Section 4.7.1, all Gross Collections shall be placed in trust for Parent’s or Owner’s benefit into an account at a financial institution whose deposits are insured by the FDIC and in a manner to indicate the custodial nature of such account (the “Trust Operating Account”).

4.7.3                                 Trust Acquisition Account.  Manager shall also establish the Trust Acquisition Account in accordance with Section 5.7.1 b. of this Agreement.

4.7.4                                 Access to Accounts.  Parent shall be given read-only access to the Trust Deposit Account and the Trust Operating Account (and the Trust Acquisition Account, as described in Section 5.7.1 b.).  On the Effective Date, Manager will give the account number and access password to Parent.

4.8                               Disbursements.

4.8.1                                 Requests for Funds.  Manager may provide a request to Parent with respect to funding the Trust Operating Account for the ensuing month to the extent reasonably required, based upon the Gross Collections for the preceding month and anticipated expenses.

4.8.2                                 Operating Expenses.  Subject to Section 1.4, Manager shall pay all Operating Expenses on a timely basis from the funds in the Trust Operating Account.

4.8.3                                 Remittance to Parent.  Subject to Section 1.4, each month, after deducting all authorized Operating Expenses and Performance Expenses from the Gross Collections from the Properties for the immediately preceding calendar month, the net remaining amount of Gross Collections shall be remitted by Manager to Parent.

4.9                               Data Room and Reports.

4.9.1                     Reports. Manager shall cause such statements, reports and documentation as Parent may reasonably request relating to the Properties to be delivered to Parent at the times and in the forms reasonably requested by Parent.

4.9.2                                 Cooperation.  Manager will cooperate with Parent and its agents in reconciling any discrepancies found in statements and providing reasonably requested backup for income and expense items to satisfy Parent’s accountants and administrators.

4.10                        Filing of Tax and Other Returns and Reports.  Manager shall timely prepare and file all returns and other documents required under the Federal Insurance Contributions Act (FICA) and the Federal Unemployment Tax Act, or any similar federal or state legislation, and all withholding tax returns required for Manager and its Employees and for contractors or material suppliers, including 1099s and W-2s.  Manager will timely pay all amounts required to be paid under the Federal Unemployment Tax Act, or any similar federal or state legislation, and all withholding taxes.  Manager shall also timely prepare and file the following:  (a) all payroll forms and reports concerning Employees; (b) workers’ compensation forms; (c) business and property tax forms; and (d) any applicable health, welfare or other forms.

4.11                        Records.

4.11.1              Records.  Manager shall organize and maintain accurate records of all of the information and data prepared by or utilized by Manager in the performance of its duties, including the following (collectively, the “Records”).

4.11.2                          Inspection of Records.  All such Records shall be maintained at Manager’s offices.  The Records at Manager’s office shall be open for inspection by Parent at all reasonable times.  Manager shall keep safe and intact all such Records for a period of three (3) years after their creation.  Parent reserves the right to have an audit made of all Records, wherever located.  The provisions of this Section shall survive any termination of this Agreement.

4.11.3                          Compliance With Laws.  Notwithstanding Manager’s obligations to cause each of the Properties to comply with all Legal Requirements, Manager shall not take any such action if Parent has notified Manager that Parent is contesting or has affirmed its intention to contest and promptly institute proceedings contesting such Legal Requirements, unless failure to comply promptly with any such Legal Requirements would expose Manager to civil and/or criminal liability.

4.11.4                          Other Forms of Compensation Prohibited.  Manager agrees that its compensation as described in Section 6.2 below is to be paid in consideration of all services to be rendered pursuant to the terms of this Agreement by Manager.  All rebates, discounts or commissions collected by Manager, or credited to Manager’s use, that relate to the purchasing of supplies or to the rendering of services for the Properties, shall reduce Reimbursements due from Parent hereunder.  Manager shall not collect or charge any undisclosed fee, rebate or discount in connection with the management or leasing of the Properties.

4.11.5                          Inspections of Properties.  Manager shall cooperate with Parent and Parent’s representatives in order to allow them to inspect the Properties at all reasonable times.

5.                                      MANAGER’S RESPONSIBILITIES — PROPERTY ACQUISITIONS.

5.1                               Identification, Evaluation and Acquisition of Properties.  Manager shall exercise commercially reasonable efforts to identify Properties for acquisition within the Geographic Areas that meet the criteria established by Parent and Owner from time to time (“Qualified Properties”), to evaluate each Property that it identifies, taking into account all customary and commercially reasonable factors that would bear upon its ability to meet such criteria and to acquire such Qualified Properties on Owner’s behalf upon terms that are in accordance with this Agreement.

5.2                               Inspections.

5.2.1                     For MLS Properties, Manager shall not be required to hire a home, roof or termite inspector to inspect each Property, but will order such inspections if requested by Parent, along with other inspectors for such other Building Systems to the extent that Manager may reasonably conclude such inspectors are necessary or that Parent may request that Manager hire.

5.2.2                     Unless otherwise specified by Parent, for Auction Properties and Bulk Properties, Manager shall conduct commercially reasonable due diligence of the Qualified Properties given the parameters of the applicable auction or bulk sale (including time frames).  For example, such commercially reasonable efforts could be satisfied, in certain circumstances, by a visit to the Property to assess external conditions, although commercial reasonableness should be assessed on a case-by-case basis.

5.3                               Form of Contract.

5.3.1                     For MLS Properties, Manager shall prepare for Owner’s approval and signature offers to be submitted for the purchase of Qualified Properties on an agreement (each, a “Purchase Contract”) in a form approved by Parent.  Alternatively, the parties acknowledge that if Manager is authorized pursuant to a separate power of attorney or other agreement between Owner and Manager, Manager may sign such Purchase Contract as Owner’s attorney-in-fact.  The Parties recognize that the parameters of the applicable sale of MLS Properties may require that Manager use only a purchase contract or addendum thereto other than the approved form of Purchase Contract.  In the circumstances contemplated by the preceding sentence, Manager will use its commercially reasonable judgment to determine the suitability of such purchase contract and, to the extent requested by Parent, shall review a sampling of such purchase contracts with Parent to develop with Parent guidelines regarding such suitability.

5.3.2                     Parent may provide to Manager any further modifications to form Purchase Contracts that Parent or Owner may desire at any time and if so submitted, Manager will incorporate the changes into Purchase Contracts going forward.

5.3.3                     For Auction Properties and Bulk Properties, the parameters of the applicable auction or bulk sale may require that Manager use (a) only an alternative approved form of Purchase Contract or (b) no Purchase Contract and the property transfer may simply be effected by a deed or other similar form of title conveyance documentation.  In the circumstances contemplated by clause (a) of the preceding sentence, Manager will use its commercially reasonable judgment and good faith efforts to conform any alternative approved Purchase Contract as closely as possible to the form Purchase Contracts contemplated by this Section 5.3, and if that is not practicable given the parameters of the applicable auction, then Manager shall seek direction from Parent prior to submission of any Purchase Contract; and in the circumstances contemplated by clause (b) of the preceding sentence, Manager is allowed to proceed by using the deed or other similar form of title conveyance documentation.

5.3.4                     Unless otherwise directed by Parent, Manager shall submit all contracts relating to the purchase of Bulk Properties to Parent for review and approval.

5.4                               Title Insurance.  Manager shall obtain an American Land Title Association standard owner’s policy of title insurance (or the applicable state-specific equivalent thereof) for a Qualified Property in favor of Owner if and as directed by Parent.

5.5                               Reports and Records.

5.5.1                     Status Reports.  Manager shall keep Parent informed as to Manager’s progress in identifying and evaluating Qualified Properties by populating the Data Room with such information.

5.5.2                     Closing Reports.  Manager shall deliver a copy of the final form of each closing or settlement statement(s) that is prepared in connection with the closing and settlement of each Property acquisition to Parent following the closing of each Property acquisition, together with copies of the deed, title insurance policy and any other appurtenant closing documents.

5.5.3                     Original Conveyance Documents.  Following the closing of the acquisition for each Property, Manager shall deliver all original deeds, titles or similar conveyance documents to Parent.

5.6                               Limitations on Manager’s Authority.  Except as may be authorized in this Agreement (or in a separate written agreement between Owner and Manager), Manager shall have no authority to make oral or written warranties or representations on behalf of

Parent or Owner and shall advise all prospective sellers of a Qualified Property to conduct their own independent investigation.

5.7                               Special Provisions Regarding Certain Property Acquisitions.

5.7.1                     Prior to Manager’s submission of any Purchase Contract for any Auction Property or Bulk Properties, the following terms will also apply:

a.              Bearing in mind the expected parameters and procedures typically established for purchases of Auction Properties and Bulk Properties (including time frames), Parent and/or Owner will provide to Manager in writing sufficient delegation of authority (including powers of attorney as appropriate) to permit Manager to effectuate purchases of Auction Properties and Bulk Properties to the extent necessary and in a materially comparable manner to the means by which Manager may effectuate purchases of MLS Properties as contemplated by this Agreement.

b.              Manager may provide a request to Parent with respect to anticipated earnest money deposits and/or closing funds for the acquisition of Auction Properties.  Subject to applicable local law, all such funds delivered by Parent or Owner to Manager shall be placed in trust for Parent’s and Owner’s benefit into an account at a financial institution approved in advance by Parent whose deposits are insured by the FDIC and in a manner to indicate the custodial nature of such account (the “Trust Acquisition Account”).  Parent shall be given read-only access to the Trust Acquisition Account.  On the Effective Date, Manager will give the account number and access password to Parent.

c.               Following completion of the steps identified in subsections a. and b. above, Manager may effectuate purchases of Auction Properties and Bulk Properties pursuant to this Agreement.

6.                                      PARENT’S RESPONSIBILITIES.

6.1                               Funding of Accounts.  Parent shall promptly provide the funds requested by Manager pursuant to Section 4.8.1 and shall cause to be maintained sufficient funds in the Trust Operating Account to enable Manager to pay all Operating Expenses and Performance Expenses in a timely manner.  Parent shall also promptly provide the funds requested by Manager pursuant to Section 5.7.1 b.

6.2                               Compensation and Reimbursement.

6.2.1                     Commencing on the first (1st) day of the first (1st) calendar month following the Effective Date, Parent shall pay Manager a monthly fee equal to five percent (5%) of the difference of (i) total Performance Expenses incurred in the immediately preceding calendar month minus (ii) any Performance Expenses reimbursed or management fee paid to Manager by a Subsidiary of Parent pursuant to a separate agreement (the “Base Management Fee”).  Partial months shall be prorated.

6.2.2                     Commencing on the first (1st) day of the first (1st) calendar month following the Effective Date, Parent shall reimburse Manager for any Operating Expenses and Performance Expenses incurred by Manager in the immediately preceding calendar month less any Performance Expenses or Operating Expenses reimbursed or management fees paid by a Subsidiary of Parent or pursuant to a separate agreement (the “Reimbursement”); provided, however, that if such Performance Expenses are incurred as a result of provision of services, in whole or in part, to other clients of Manager, the reimbursement of such costs and expenses shall be allocated between the Parent and Owner and such other clients in a fair and equitable manner as determined by the Manager in good faith.  Partial months shall be prorated.

6.2.3                     Manager shall be entitled to deduct the Base Management Fee and the Reimbursement for the immediately preceding calendar month from the Trust Operating Account.  If Parent determines that Parent has paid fees to Manager in excess of the amounts required under this Agreement, Manager shall reimburse any such excess amounts to Parent within five (5) business days after receipt of Parent’s written request for such excess amounts, which written request shall be accompanied by reasonable proof of such excess amounts.

6.3                               Income Tax Returns.  Each of Parent and Owner shall be responsible for preparing its own income tax returns.

7.                                      NO DISCRIMINATION.

Parent and Manager acknowledge it is unlawful to discriminate in the leasing of any of the Properties based upon any discrimination that is prohibited by applicable law.  Manager and its Employees and Affiliates shall not permit any discrimination against or segregation of any person or group of persons on account of age, race, color, religion, creed, handicap, sex or national origin in the leasing or occupancy of the Properties, the selection or location of the Properties, the number of residents or the use of any services or amenities offered by Manager or its Affiliates; nor shall Manager allow any such discrimination in its employment practices.

8.                                      INSURANCE AND INDEMNITY.

8.1                               Carried by Manager.  Manager shall at all times obtain and keep in force the following types of policies of insurance with such limits and other terms as Manager deems commercially reasonable:

8.1.1                                 a commercial general liability policy of insurance;

8.1.2                                 statutory workers’ compensation and employers’ liability insurance;

8.1.3                                 umbrella liability insurance;

8.1.4                                 a fidelity bond or crime insurance including employee dishonesty coverage; and

8.1.5                                 professional liability or errors and omissions insurance.

The limits of the foregoing insurance shall not limit the liability of Manager nor relieve Manager of any obligation hereunder.  All insurance carried by Manager shall be primary to and not contributory with any similar insurance carried by Parent or Owner, whose insurance shall be considered excess insurance only.  Manager shall name Parent and Owner and their respective directors, officers, members, managers, employees, and agents as named or additional insureds on the commercial general liability and umbrella liability policies; and name Parent and Owner as Loss Payee on the crime insurance policy.  Manager shall not do or permit to be done anything that invalidates the required insurance policies.

8.2                   Carried by Parent.  Parent shall at all times obtain and keep in force, at no expense to Manager, the following types policies of insurance with respect to the Properties:

8.2.1                                 a commercial general liability policy of insurance; and

8.2.2                                 umbrella liability insurance.

Parent and Owner shall name Manager and its respective directors, officers, members, managers, employees, and agents as named or additional insureds on the commercial general liability and umbrella liability policies.

8.3                               Insurance Policies.  The policies shall not contain any intra-insured exclusions as between insured persons or organizations.  The policies required herein shall be issued by companies duly licensed or admitted to transact business in the state where the Properties are located, and maintaining during the policy term a “General Policyholders Rating”, as set forth in the most current issue of AM Best’s Insurance Guide, of A/VII or higher.  In the event of a rating downgrade below the required minimum level, Manager shall immediately replace the policy with a carrier that has the agreed-upon minimum rating.

8.4                               Waiver of Subrogation.  Each Party shall request its respective insurance carriers to waive any right to subrogation that such companies may have against Owner, Parent or Manager, as the case may be, so long as the insurance is not invalidated thereby.

8.5                               Indemnity by Manager.  Manager shall, to the fullest extent permitted by applicable law, indemnify, defend (with counsel reasonably acceptable to Parent) and hold harmless Parent, Owner and their respective Affiliates, managers, members, certificate holders, partners, shareholders, directors, officers, employees and agents for, from and against any and all claims, liabilities, losses, damages, costs and expenses (including all costs and reasonable attorneys’ fees, late fees, interest and penalties) (collectively, “Liabilities”) arising from the bad faith, gross negligence, intentional misconduct or fraud of Manager (but not third parties who are not Affiliates of Manager engaged by Manager to perform portions of the Services) or any of its Employees in connection with the management and leasing of the Properties.  The provisions of this Section 8.5 shall survive the expiration or termination of this Agreement.

8.6                               Indemnity by Parent.  Parent shall, to the fullest extent permitted by applicable law, indemnify, defend (with counsel reasonably acceptable to Manager) and hold harmless Manager and its Affiliates, managers, members, certificate holders, partners, shareholders, directors, officers, employees and agents for, from and against any and all Liabilities arising as a direct result of Manager’s management of the Properties and performance of Manager’s duties under this Agreement, except to the extent arising as a result of:  (a) any material breach by Manager of this Agreement or the terms of any Lease; (b) the failure of Manager or any of its Employees to comply with Legal Requirements; (c) the bad faith, gross negligence, intentional misconduct or fraud of Manager or any of its Employees in connection with the management and leasing of the Properties or (d) any Liabilities incurred by or asserted by Manager’s Employees that are solely related to their employment by Manager.

The provisions of this Section 8.6 shall survive the expiration or termination of this Agreement.

8.7                               Limitation of Liability.  Except with respect to claims for indemnity under Sections 8.5, 8.6 or 17.2.3 of this Agreement, in no event shall either Party’s liability for any Liabilities (other than a claim by Owner for amounts that should have been properly remitted under Section 4.8.3 or a claim by manager for any Base Management Fees or Reimbursement (each, an “Excluded Claim”))  arising out of or in connection with this Agreement (when aggregated with such Party’s liability for all other Liabilities, other than Excluded Claims, arising out of or in connection with this Agreement) exceed an amount equal to 12 times the average monthly Fees paid to Manager in the 12 months preceding the date of such Liabilities plus amounts recoverable and actually recovered from any third party.

8.8                               Consequential Damages.      Notwithstanding anything to the contrary in this Agreement or at law or in equity, neither party shall be liable to the other Party or its subsidiaries or affiliates for punitive, special, indirect, incidental or consequential damages (including damages for loss of business profits, loss of data, loss of use, business interruption or any other loss), however caused, under any theory of liability, arising from or relating to any claim made under this Agreement or regarding the provision of or the failure to provide the Services or any other services.  The foregoing limitation will not limit either Party’s obligations with respect to payment of damages of any kind included in an award or settlement of a third party claim under any indemnity provisions specified herein.

9.                                      REPRESENTATIONS AND WARRANTIES.

9.1                               Representations, Warranties and Covenants of Manager.  Manager covenants, represents and warrants to Parent as of the Effective Date and any date a Property becomes subject to this Agreement:

9.1.1                                 Due Organization and Authorization.  Manager is a corporation organized, validly existing and in good standing under the laws of the State of Delaware.  Manager has full power to enter into this Agreement; the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Manager; and this Agreement, when executed and delivered by the Parties, shall be the valid and binding obligation of Manager.

9.1.2                                 No Conflicts.  Manager has delivered to Parent a certified copy of its certificate of incorporation and bylaws together with a resolution authorizing Manager to enter into this Agreement.  The execution, delivery and performance of this Agreement by Manager shall not: (a) conflict with or result in a breach of any provision of its certificate of incorporation or bylaws; (b) cause a default under any agreement to which Manager is a party or by which any of its assets may be bound; or (c) require any consent or approval that has not been obtained or at the appropriate time shall not have been obtained.

9.1.3                                 Litigation.  There is no pending, or, to the knowledge of Manager, threatened, claim or litigation, arbitration proceeding, or action of any kind against Manager, the outcome of which could have a material adverse effect on the financial position, results of operations, or business of Manager, taken as a whole, or which could question the validity of this Agreement.

9.1.4                                 Licenses.  Manager and its Employees possess all licenses and permits under the laws of the state in which the Properties are located as are necessary for them to perform their respective duties set forth in this Agreement, and all such licenses and permits are in good standing.

9.1.5                                 Financial Success.  Manager has not relied on any historical financial statement of the Properties, or any projection of earnings or any statements as to the possibility of future success or other similar matter that may have been delivered or made available to Manager, and Manager understands that neither Parent nor Owner makes or has made any guarantee as to the future financial success of the Properties.

9.2                               No Parent or Owner Warranties or Representations as to the Properties.  Manager acknowledges and agrees that neither Parent nor Owner has made, nor shall Parent nor Owner be deemed to have made, any warranty or representation, express or implied, with respect to any of the Properties, including any warranty or representation as to: (a) its fitness, design or condition for any particular use or purpose; (b) the quality of the material or workmanship therein; (c) the existence of any defect, latent or patent; (d) compliance with specifications; (e) quality; (f) durability; (g) operation; or (h) compliance of the Properties with any law.

9.3                               Representations and Warranties of Parent.  Parent represents and warrants to Manager as follows:

9.3.1                                 Authorization.  Parent is a limited partnership organized, validly existing and in good standing under the laws of the State of Delaware.  Parent has full power to enter into this Agreement, the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary limited partnership action on the part of Parent, and this Agreement, when executed and delivered by the Parties, shall be the valid and binding obligation of Parent.

9.3.2                                 No Conflicts.  The execution, delivery and performance of, this Agreement by Parent shall not: (a) conflict with or result in a breach of any provision of its formation or constituent documents; or (b) cause a default under any agreement to which Parent is a party or by which any of its assets may be bound or (c) require any consent or approval that has not been obtained or at the appropriate time shall not have been obtained.

9.3.3                                 Litigation.  There is no pending, or, to the knowledge of Parent, threatened, claim or litigation, arbitration proceeding, or action of any kind against Parent, the outcome of which could have a material adverse effect on the financial position, results of operations, or business of Parent or the Properties taken as a whole, or which could question the validity of this Agreement.

10.                               CONFIDENTIALITY.

Manager acknowledges that in connection with performing services for Parent under this Agreement, Manager will have access to Confidential Information, which is the proprietary and non-public information of Parent, Silver Bay Trust, or both Parent and Silver Bay Trust. Manager will shall exercise reasonable commercial efforts to protect the confidentiality of all of the Confidential Information and agrees to restrict access to the Confidential Information to those Employees, agents, advisors or representatives who have a need to know the Confidential Information in order for Manager to fulfill its obligations under this Agreement and who have been advised of the confidential and proprietary nature of the Confidential Information (the “Authorized Professionals”).  Manager shall use reasonable commercial efforts to prevent unauthorized disclosure or use of the Confidential Information and acknowledges and agrees that it shall be responsible for its failure or the failure by any of its Authorized Professionals to adhere to the provisions of this Article 10.  Manager understands and acknowledges and will inform its Authorized Professionals that Silver Bay Trust is a public company, and that the securities laws of the United States (as well as applicable stock exchange regulations) prohibit any Person who has material, non-public information concerning Silver Bay Trust from purchasing or selling Silver Bay Trust’s securities when in possession of such information and from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities in reliance upon such information. The provisions of this Article 10 shall survive any termination of this Agreement.

11.                               EXCLUSIVITY.

11.1            Manager agrees that Parent and Owner shall be entitled to engage other Persons to operate, repair, maintain, manage and lease other single-family and other residential properties, including properties within the Geographic Areas; provided, however that Parent or Owner, as applicable, shall notify Manager of any such activities within the Geographic Areas.

11.2            For the first thirty-six (36) months following the Effective Date (the “Exclusivity Period”), Manager shall provide the Services exclusively to Parent, Owner and their respective Affiliates.  Following the Exclusivity Period, Manager shall be entitled from time to time to operate, repair, maintain, manage and lease single-family and other residential properties within the Geographic Areas on behalf of Persons other than Parent and Owner; provided that Manager shall comply with all of its duties and obligations set forth in this Agreement.  If Manager shall at any time have reason to believe that there is a conflict between its duties and obligations to Parent and its duties and obligations to any other Person, Manager shall notify Parent immediately.

12.                               TERMINATION.

12.1                        Termination.

12.1.1              Voluntary Termination.  Manager may terminate this Agreement at any time during the Term or any Renewal Term upon ninety (90) days written notice to Parent if suitable replacement services have been identified by Manager or its parent.

12.1.2              Termination of Management Agreement.  If there is a termination or expiration for any reason of that certain Management Agreement dated as of December 19, 2012, by and among PRCM Real Estate Advisers LLC, a Delaware limited liability company, Silver Bay Trust and Parent, either Party may elect to terminate this Agreement simultaneously therewith by providing written notice to the other Party.

12.2                        Effect of Dispositions.  Notwithstanding anything to the contrary in this Agreement, at the option of Parent, this Agreement shall automatically and immediately terminate with respect to any Property upon the sale or other disposition of that Property.

12.3                        Termination for Cause Without Prior Notice.  In addition to all other rights, remedies and recourses available by law, the occurrence of any of the following items shall permit, at Parent’s option, termination of this Agreement by 30 days written notice with (the occurrence of any of which shall constitute “Cause”):  (a) dissolution or termination of the corporate existence of Manager (other than by reason of merger, consolidation, reorganization, reconstitution or otherwise, in which case the Manager shall assign its rights and obligations under this agreement to the successor organization, which shall be bound under this Agreement and by the terms of such assignment in the same manner as the Manager is bound under this Agreement); (b) termination or suspension of any of Manager’s licenses required to perform the Services pursuant to Legal Requirements unless remedied within 30 days of receipt of the notice of termination; (c) cessation on Manager’s part to continue to do business; (d) bankruptcy, insolvency, or assignment for the benefit of creditors of Manager; (e) appointment of a receiver, liquidator or trustee of Manager by court order; (f) bad faith, gross negligence, intentional misconduct or fraud in the performance of Manager’s duties and obligations under this Agreement that results in material and uncompensated harm to Owner or Parent; (g) any breach of any material representation, warranty or covenant of Manager if such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30 day period (or 90 days after written notice of such breach if the Manager takes steps to cure such breach within 30 days of the written notice); (h) Manager engages in any act of fraud, misappropriation of funds, or embezzlement against Parent or any Owner that results in direct, uncompensated harm to the Parent or any Owner; or (i) a final non-appealable determination against Manager or any of its Employees of any civil action or investigation by any licensing board or other governmental or quasi-governmental entity which would materially impair Manager’s ability to provide Services hereunder.

12.4                        Effect of Termination.  On termination or expiration of this Agreement, Parent and Manager agree as follows:

12.4.1                          Manager shall deliver to Parent as quickly as reasonably practical but in any event within ten (10) days following the termination date of this Agreement all original Records relating to the Properties (including all electronic or digital records and all of the content of the website that relates to the Properties).  Manager must (a) make such delivery via one or more electronic formats utilizing technology that is then available to Manager at no additional cost to Manager (unless such cost is borne in full by Owner or Parent) and that will allow Parent to continue to use the materials to the same degree of functionality as Manager using comparable technology, and (b) provide each original record in hard copy format as Parent may request at Parent’s expense.  Manager may retain copies of any transferred records at its own expense which will remain subject to the confidentiality provisions of Article 10 of this Agreement.

12.4.2                          Manager shall deliver to Parent all keys to the Properties and all other items of personal property owned by Owner or Parent and in Manager’s possession.

12.4.3                          Manager shall have no further access to the Data Room, nor the right to withdraw any amount from the Trust Deposit Account, Trust Operating Account or Trust Acquisition Account.

12.4.4                          Manager shall cooperate in transferring the Trust Deposit Account, Trust Operating Account and Trust Acquisition Account, as directed by Parent, except as otherwise required under the applicable landlord/tenant or similar laws of the Geographic Areas.

12.4.5                          Any payments for Parent or Owner’s account received by Manager following expiration of this Agreement shall forthwith be forwarded to Parent.

12.4.6                          Manager shall immediately transfer control of any pending litigation against Tenants or former Tenants to Parent or its designee.

12.4.7                          Manager shall, within thirty (30) days of such termination (and, in the event of a disposition of the Properties, on or before the deadline set forth in the applicable sale contract), deliver a final accounting reflecting the balance of income and expenses for the Properties as of the date of termination.

12.4.8                          Manager’s right to compensation shall immediately cease upon the effective date of the termination and shall be prorated through that date.

12.4.9                          The limited agency relationship created under this Agreement shall cease, and thereafter Manager shall have no further right or authority to act for or on behalf of Owner or Parent.

12.4.10                   Each Party shall, after the expiration or termination hereof, make any information pertaining to this Agreement reasonably available to the requesting Party if needed for any bona fide accounting or tax-related purpose.

13.                               NOTICES.

13.1                        Notice of Legal Proceedings.  If either Party becomes aware of any action, suit, investigation or other proceeding (at law or in equity or before any governmental authority) that may affect either Party, the Owner or any of the Properties or this Agreement, then such Party shall promptly provide the other Party with notice thereof.

13.2                        Notice of Certain Defaults.  If either Party becomes aware of any breach of, or default under, any contract, agreement or other instrument, which breach or default adversely affects or could reasonably be expected to adversely affect the Properties or this Agreement, then such Party shall promptly provide the other Party with notice thereof.

14.                               LIMITATION ON RECOURSE.

14.1                        Limits of Recourse by Manager.  Manager agrees to look solely to Parent for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, obligations or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against Owner, Parent’s Affiliates or any of Owner’s Affiliates with respect to any matters arising out of or in connection with this Agreement or the duties and obligations contemplated hereby.

14.2                        Limits of Recourse by Parent.  Parent agrees to look solely to Manager for the satisfaction of any liability or obligation arising under this Agreement or the transactions contemplated hereby, or for the performance of any of the covenants, warranties, obligations or other agreements contained herein, and further agrees not to sue or otherwise seek to enforce any personal obligation against any of Manager’s stockholders or Affiliates thereof with respect to any matters arising out of or in connection with this Agreement or the duties and obligations contemplated hereby.

15.                               POWER OF ATTORNEY.

To the extent herein specified, for the term of this Agreement, Parent grants a Special Power of Attorney to Manager with limited powers as provided below and authorizes Manager to act as Parent’s Attorney in Fact in relation to the Properties, in each case in compliance with the Standards: (a) to make contracts for any and all utilities including electricity, gas, water, waste management, etc.; (b) to put these services in place in the Parent’s name (until a Tenant takes occupancy of the pertinent Property) with billing delivered to Manager; (c) to obtain utility account information for the Properties; (d) to communicate and act on Parent’s behalf with respect to all HOA matters; (e) to obtain any and all required sales tax licenses relative to the rents to be collected from the Properties; (f) to engage tenancies using the Lease Form and to terminate tenancies; (g) to deliver to Tenants all notices required by all landlord/tenant laws in the applicable Geographic Areas; and (h) to prosecute, release, settle and otherwise pursue all legal actions in strict accordance with Section 4.4 hereof.

16.                               INTELLECTUAL PROPERTY.

16.1                        Generally.  All Intellectual Property (other than the trademark SILVER BAY and any future trademark using the words SILVER BAY with a design and/or tagline (the “Trademark”)) made in connection with the Manager’s performance of this Agreement or otherwise and the Intellectual Property Rights associated therewith shall be the sole and exclusive property of the Manager.  Parent, on behalf of itself and each direct or indirect subsidiary (its “Subsidiaries”), shall assign and does hereby assign to the Manager all Intellectual Property Rights in such Intellectual Property (other than the Trademark).  For the term of this Agreement, the Manager hereby grants Parent and its Subsidiaries a non-exclusive, worldwide, fully paid up, royalty-free, non-sub-licensable, non-transferable license and right to use the Intellectual Property made in connection with the Manager’s performance of this Agreement for their business purposes.  Parent will, or will cause its Subsidiaries to, upon request of the Manager, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably requested by the Manager to carry out the intent of this Agreement or to otherwise perfect, record, confirm, or enforce the Manager’s rights in and to the Intellectual Property.

16.2                        Definitions.

16.2.1                          “Intellectual Property” means all work product, documents, code, works of authorship, programs, manuals, developments, processes, formulae, data, specifications, fixtures, tooling, equipment, supplies, processes, inventions, discoveries, improvements, trade secrets, and know-how or similar rights.

16.2.2                          “Intellectual Property Rights” means the worldwide right, title, and interest in any Intellectual Property and any goodwill appurtenant thereto, including, without limitation, all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, inventions, priority rights, patent rights, patents, and any other rights or protections in connection therewith or related thereto.

17.                               MISCELLANEOUS.

17.1                        Construction/Interpretation.  The titles of Articles, Sections, paragraphs and Exhibits in this Agreement are so used only for convenience in locating various provisions of this Agreement and shall not be deemed to affect the interpretation or construction of such provisions.  References to Articles, Sections, paragraphs and Exhibits are, unless specified otherwise, references to articles, sections, paragraphs and exhibits of this Agreement.  Words of any gender shall include each other gender.  Words in the singular shall include the plural and words in the plural shall include the singular.  The words “include” and “including” shall be interpreted as if followed by the words “without limitation.”  Exhibits to this Agreement are hereby incorporated by this references as though fully set forth in this Agreement.

17.2                        Relationship of the Parties.  The relationship of Manager to Parent is that of an agent with limited authority as described herein and otherwise, as an independent contractor, and it is not that of an employee, partner or joint venturer.

17.3                        Force Majeure.  If either Party is delayed or prevented from fulfilling any obligations (other than an obligation to pay money) under this Agreement by any Force Majeure Event, then such Party shall not be liable under this Agreement for such delay or failure, provided that such Party shall use reasonable efforts to mitigate the effect of such event.

17.4                        No Assignment; Successors.  Except in connection with a merger, consolidation, sale of substantially all of its assets or other similar transaction, Manager may not assign its rights or obligations hereunder with the prior written consent of Parent, by operation of law or otherwise.  Except with the prior written consent of Manager, which shall not be unreasonably withheld or delayed, Parent may not assign its rights or obligations hereunder, by operation of law or otherwise; provided, however, that Parent may, without Manager’s prior consent, assign its rights or obligations hereunder to any entity which controls, is controlled by or is under common control with Parent.  This Agreement shall be for the benefit of and binding upon the permitted heirs, successors and assigns of the Parties.

17.5                        Waiver of Trial by Jury.  PARENT AND MANAGER, WITH ADVICE OF LEGAL COUNSEL OF THEIR CHOICE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY IRREVOCABLY WAIVE THEIR RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CAUSE OF ACTION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE PROPERTIES OR ANY COURSE OF

CONDUCT, COURSE OF DEALING, STATEMENTS OR ACCOUNTS OF ANY PARTY.  THIS PROVISION IS A MATERIAL INDUCEMENT FOR EACH OF PARENT AND MANAGER ENTERING INTO THIS AGREEMENT.

17.6                        Counterparts; Electronic Signatures.  This Agreement may be executed by original or facsimile signature in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same instrument.  Signatures delivered by facsimile or by portable document format via electronic email shall be acceptable as original signatures.

17.7                        Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, without reference to the choice of laws and conflicts of law rules and principles of such state.

17.8                        Venue.  Manager hereby agrees that all actions or proceedings initiated by Manager and arising directly or indirectly out of this Agreement shall be litigated in the Hennepin County District Court, Minneapolis, Minnesota, or at Parent’s election in the Federal District Court for the District of Minnesota.  Manager hereby expressly submits and consents in advance to such jurisdiction in any action or proceeding commenced by Parent in such court.  The exclusive choice of forum set forth in this Section 17.8 shall not be deemed to preclude the enforcement, by Parent, of any judgment obtained in any other forum or the taking, by Parent, of any action to enforce the same in any other appropriate jurisdiction, and Manager hereby waives the right, if any, to collaterally attack any such judgment or action.

17.9                        Recitals.  The Recitals on page 1 of this Agreement are incorporated herein as part of this Agreement, and the Parties agree that they are true and correct.

17.10                 Modification.  This Agreement may not be modified or amended except by a written agreement executed by both Parties and only to the extent set forth therein.

17.11                 Severability.  If any Article, Section, paragraph, sentence, clause or phrase contained in this Agreement becomes or is held by any court of competent jurisdiction to be illegal, null or void or against public policy, the remaining Articles, Sections, paragraphs, sentences, clauses or phrases contained in this Agreement shall not thereby be construed to also be illegal, null and void or against public policy.

17.12                 No Third Party Beneficiaries.  This Agreement creates rights in favor of Parent, Owner, Manager and Silver Bay Trust only, and shall not be construed as creating any rights enforceable by any other Person.

17.13                 Subordination and Attornment.  Manager agrees that the lien, operation and effect of any mortgage, deed of trust or other security device in place on the Properties, including any financing arrangements secured by equity pledges of Owner, and the beneficiary’s right to payment under the loan documents in connection therewith shall be superior to and shall have priority over this Agreement as well as any claim, security interest or right to payment of Manager arising out of or in any way connected with the Services.  In furtherance of the foregoing, Manager hereby fully and completely subordinates to the lien, operation and effect of, such beneficiary’s right to payment under such loan documents the following:  (a) its rights under this Agreement; (b) any claim or security interest Manager may now or hereafter have against the Properties and/or the rents, issues, profits and income therefrom; and (c) any right to payment of Manager arising out of or in any way connected with its services performed under this Agreement.

17.14                 Further Assurances.  Each Party shall take all such actions, and execute all such documents, as the other Party shall reasonably request to give effect to this Agreement.

17.15                 Entire Agreement.  It is agreed that there are no prior or contemporaneous oral agreements between the Parties with respect to the subject matter of this Agreement other than powers of attorney contemplated by this Agreement and this Agreement supersedes and cancels any and all prior discussions, negotiations and writings between the Parties which may have occurred with respect to the subject matter of this Agreement.

18.                               SPECIAL TRUSTEE PROVISIONS.

Manager acknowledges and agrees that:

18.1                        Without the express prior written consent of the Trustee in its individual capacity (which may be withheld or conditioned by such Trustee in its individual capacity for any reason in good faith), no real property of the Owner (including any residential property) shall be taken or titled in the name of a Trustee, and no mortgage or other lien of the Owner on any real property shall be taken or recorded in the name of a Trustee (except when the Parent or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee); and

18.2                        Unless Trustee in its individual capacity grants its express prior written consent to the contrary (which may be withheld or conditioned by the Trustee in its individual capacity for any reason in good faith):

18.2.1                          Any real property (including any residential property) shall be taken and titled, and any mortgage or other lien on any real property shall be taken and recorded, only in the name of the Owner, in the name of the Parent or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement (except when the Parent or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee); and

18.2.2                          The Certificateholders, Parent or Manager as the case may be shall cause the deed or certificate of sale of any real property (including any residential property) to be taken and such real property to be titled, only in the name of the Owner, in the name of the Parent or applicable Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement, and the Certificateholders, Parent or Manager as the case may be shall cause any mortgage or other lien on any real property to be taken and recorded only in the name of the Owner, in the name of the Parent or Manager as nominee of the Owner, or in the name of another nominee of the Owner (other than a Trustee) pursuant to a nominee agreement (except when the Parent or Manager determines in its reasonable discretion that a court of competent jurisdiction or the related county recorder requires, or Legal Requirements in the particular case require, that such real property must be taken or titled, or such mortgage or other lien must be taken or recorded, in the name of the Certificate Trustee, in which case such consent of such Trustee shall not be required but written notice shall be given to such Trustee).

18.2.3                          Manager agrees to indemnify, defend, and hold harmless the Trustee (as such and in its individual capacity) from and against any and all Liabilities which may be imposed on, incurred by or asserted at any time against such Trustee (as such or in its individual capacity) in any way relating to or arising out of any act or omission by the Manager inconsistent with the provisions of this Article 18.

18.2.4                          Trustee (as such and in its individual capacity) is an intended third party beneficiary of this Agreement and Manager’s obligations thereunder.

18.2.5                          Capitalized terms used in this Article 18 but not otherwise defined herein shall have the following meanings:

a.                          “Trustee” means the trustee of an Owner trust appointed to serve as trustee pursuant to a master trust agreement or other similar agreement;

b.                          “Certificate Trustee” means the Trustee that issues the Trust Certificate;

c.                           “Trust Certificate” means the certificate issued to evidence the beneficial ownership interest in the trust; and

d.                          “Certificateholder” means the holder of the Trust Certificate(s).

*                                         *                                         *

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Property Management and Acquisition Services Agreement as of the Effective Date.

MANAGER:		PARENT:

SILVER BAY PROPERTY CORP., a Delaware corporation		SILVER BAY OPERATING PARTNERSHIP L.P.,
a Delaware limited partnership

By: SILVER BAY MANAGEMENT LLC,
a Delaware limited liability company,
its General Partner

By:	/s/ David N. Miller	By: SILVER BAY REALTY TRUST CORP.,
Name:	David N. Miller	a Maryland corporation,
Title:	Chief Executive Officer	its Sole Member

		By:	/s/ David N. Miller
		Name:	David N. Miller
		Title:	Chief Executive Officer and President

EXHIBIT A

CERTAIN DEFINITIONS

 “Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, owns or controls, is owned or controlled by or is under common control or ownership with the Person in question.  For purposes of this definition, “own” or “ownership” means ownership by one Person of fifty percent (50%) or more of the voting stock of the controlled Person, in the case of a corporation or, in the case of Persons other than corporations, entitlement of the controlling Person, directly or indirectly, to receive fifty percent (50%) or more of the dividends, profits or similar economic benefit from the controlled Person; and “control” means the possession, directly, or indirectly, of the power to direct or cause the direction of the management and policies of the controlled Person.

 “Building Systems” means the electrical, mechanical, plumbing, heating, ventilating, and air conditioning, hot water, landscape irrigation, swimming pool, spa fountain or other circulation or filtration systems at a Property.

“Compensation Expenses” means all salary, bonus, benefit and other compensation costs of the personnel of Manager but excluding such amounts related to PRCM REA’s Chief Executive Officer or data analytics professionals, PRCM Shared Expenses and Manager Shared Expenses.

“Confidential Information” means all confidential and proprietary information Parent discloses to Manager, including non-public financial information, strategic business plans or initiatives of the Parent, any Owner, Silver Bay Trust or any of their respective Affiliates, and includes the terms and conditions of this Agreement, the Records and any other information that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (and includes information developed internally or received from a third party subject to a continuing obligation to maintain its confidentiality).  Confidential Information may be in written, oral or electronic form, and, and includes those portions of written memoranda, notes, analyses, reports, compilations, or studies prepared by the Manager or its Authorized Professionals that contain or are derived from such information.  The term “Confidential Information” does not include information which: (a) is now or is in the future in the public domain through no fault of Manager or its Authorized Professionals; (b) prior to disclosure pursuant to this Agreement, is properly within the legitimate possession of Manager; (c) subsequent to disclosure pursuant to this Agreement, is lawfully received from a third party having rights in the information and to the knowledge of Manager, is not restricted from disclosing the information; (d) is independently developed by Manager without use of or benefit from access to Confidential Information; or (e) is obligated to be produced by law, under order of a court of competent jurisdiction or other similar requirement of a governmental agency, so long as Manager provides Parent with prior written notice, if permitted by law, of any required disclosure pursuant to such law, order, rule, regulation, or requirement.

“CCRs” means, collectively, the declarations of covenants, conditions, easements and restrictions of any HOA plus the applicable bylaws of the HOA and its rules and regulations.

“Data Room” means an electronic data room, database or other centralized depository or electronic information related to the Properties.

 “Employees” means those Persons employed by the Manager to provide the services described in this Agreement to or for the benefit of the Properties.

“Environmental Laws” means and includes all federal, state and local laws including statutes, regulations, ordinances and other governmental restrictions and requirements and common law relating to the presence, discharge or remediation of air pollutants, water pollutants or process wastewater or otherwise relating to the protection of human health, the environment, toxic or hazardous substances, pesticides, herbicides, fertilizer, mold, asbestos or radon, including, but not limited to, the Federal Solid Waste Disposal Act, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, the Federal Occupational Safety and Health Act (“OSHA”), the Federal Emergency Planning and Community Right to Know Act, the Federal Mine Safety Act, the Federal Safe Drinking Water Act, regulations of the Environmental Protection Agency, Nuclear Regulatory Agency and any other federal agency, and regulations of any state department of natural resources or state environmental protection agency now or at any time hereafter in effect.

“Force Majeure Event” means any act occasioned by a cause beyond the reasonable control of Parent or Manager including casualties, war, insurrection, strikes, lockouts, civil unrest and governmental actions, travel advisories issued by governmental authorities, revolution, insurgency, terrorism, sabotage, hurricanes, earthquakes or other natural catastrophes or extreme weather conditions and any other causes that threaten public safety generally or that create a substantial disruption in commercial activities in the area in which the Properties are located.

“Gross Collections” means all amounts actually collected in respect of all the Properties, including, rents, utility payments and deposit forfeitures, fees received for applications or credit checks, interest earned on the Trust Operating Account, interest earned on the Trust Deposit Account in excess of related banking charges, and other collected revenues.

 “HOA” means any homeowners or condominium association that includes one or more of the Properties.

“Lease” means a lease agreement for one of the Properties entered into in accordance with this Agreement.

 “Leasing Incentives” means referral fees, gift cards, vouchers, coupons or other inducements given by Manager as an inducement for the execution of any Tenant lease for one of the Properties in accordance with the Leasing Plan.

“Leasing Plan” means the plan developed by Manager and approved by Parent, as amended from time to time with the approval of both Parties.

“Legal Requirements” means governmental statutes, laws, constitutions, codes, ordinances, regulations or rules of governmental entities having jurisdiction over the Manager or the Properties, orders of any insurance company, and the CCRs, rules and regulations and bylaws of any HOAs.

“Manager Shared Expenses” means those compensation and other costs and expenses of PRCM REA paid by Manager pursuant to the Mutual Shared Services Agreement except to the extent related to compensation of PRCM REA’s Chief Executive Officer or data analytics professionals.

“Mutual Shared Services Agreement” means that certain Mutual Shared Services Agreement dated as of               , by and between Manager and PRCM REA.

 “Operating Expenses” means all expenses incurred by Manager on behalf of Parent or any Owner and all other expenses incurred by Manager that are reasonably and necessarily incurred in connection with the acquisition, operation, maintenance, repair, management and leasing of the Properties during the Term, including Manager Shared Expenses, capital expenditures, rental taxes, utilities, casualty and liability insurance premiums, real and personal property taxes, costs and expenses of Operating Supplies, Leasing Incentives, advertising, costs of debt service, fees paid to third party property managers, acquisition agents or contractors, broker commissions and HOA fees, but excluding Compensation Expenses.

 “Operating Supplies” means consumables used by Manager or its Employees in the operation of the Properties, including light bulbs, cleaning supplies, batteries, furnace filters, pool chemicals, and other items of a similar nature.

“Overhead Expenses” means all costs and expenses incurred by the Manager in the conduct of its business, but excluding Operating Expenses, Compensation Expenses, PRCM Shared Expenses and Manager Shared Expenses.

“Performance Expenses” means the Compensation Expenses and Overhead Expenses.

“Person” means any natural person, or any partnership, joint venture, limited liability company, limited partnership, corporation, association, trust or trustee, or any other legal entity.

“PRCM Shared Expenses” means those compensation and other costs and expenses of Manager paid by PRCM REA pursuant to the Mutual Shared Services Agreement.

“Tenant” means, collectively, any person leasing or otherwise entitled to occupy any one of the Properties pursuant to a Lease.